EXHIBIT 5.1


                             Wynne B. Stern, Jr.
                               Attorney At Law
                         56 Harrison Street, Suite 501
                            New Rochelle, NY 10801

                                June 14, 2005


PrimeCare Systems, Inc.
56 Harrison Street 5th Floor
New Rochelle, New York 10801

Attn: Edward C. Levine

                  Re: PrimeCare Systems, Inc. (the "Company")
                   Registration Statement on Form SB-2, as Amended

Gentlemen:

       At your request, we have examined the form of the Registration Statement on Form SB-2 filed with the Securities and Exchange Commission (the "SEC") on or about April 22, 2005, as amended (the"Registration Statement") in connection with the registration under the Securities Act of 1933, as amended, of 69,901,120 shares of its common stock,$.001 par value
per share (the "Stock").   In rendering the following opinion, we have
examined and relied upon the documents and certificates of officers and directors of the Company as described below, and such other facts as we deemed relevant. ln our examinations we have assumed the genuineness of all signatures, the authenticity, accuracy and completeness of the documents submitted to us as originals, and the conformity with the original documents of all documents submitted to us as copies:

      1.  Certificate of Incorporation of the Company, as amended to date.
      2.  By-Laws of the Company, as amended to date.
      3. Applicable Resolutions adopted by the Board of Directors of the Company.
      4.  The Company's most recent Annual Report.
      5.  The Company's most recent Quarterly Report.
      6. Officer and Director representation letters.

      We have undertaken such independent investigation beyond such documents and records as we deemed appropriate to ascertain all relevant facts.

      Based on the foregoing, it is our opinion that the Stock which has been issued, and which will be issued upon due exercise of the warrants and full payment therefor, is, and upon such due exercise, will be, duly and validly issued, fully-paid and non assessable.

      We express no opinion as to compliance with the securities or "blue sky"laws of any state in which the Stock is proposed to be offered and sold or as to the effect, if any, which noncompliance with such laws might have
on the validity of issuance of the Stock.   We hereby Consent to the filing
of this opinion as an exhibit to any filing made with the Securities and Exchange Commission, or under any state or other jurisdictions' securities act for purposes of registering, qualifying or establishing eligibility for an exemption from registration or qualification of the Stock in connection with the offering described in the Registration Statement. Other than as provided in the preceding sentence this opinion (i) is addressed solely to you; (ii) covers only matters of Federal and Delaware law, and nothing in this opinion shall be deemed to apply any such opinion to the laws of any other jurisdiction; (iv) may not be quoted or reproduced or delivered by you to any other person; and (v) may not be relied upon by you, or by anyone else, for any other purpose whatsoever. Nothing herein shall be deemed to relate to, or constitute, an opinion concerning any matters not specifically set forth above.

      By giving you this opinion and consent, we do not admit that we are an expert with respect to any part of the Registration Statement or any Prospectus within the meaning of the term "expert" as used in Section 7of the Securities Act of l933, as amended, or the Rules and Regulations of the Securities and Exchange Commission promulgated thereunder.



                  Very truly yours,

                  /s/Wynne B. Stern, Jr.
                      Wynne B. Stern, Jr.